UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2011

PLAINS EXPLORATION & PRODUCTION COMPANY

(Exact name of registrant as specified in charter)

Delaware	001-31470	33-0430755
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

700 Milam, Suite 3100

Houston, Texas 77002

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (713) 579-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 8, 2011, Plains Exploration & Production Company (“PXP”) entered into Amendment No. 4 to the Amended and Restated Credit Agreement with JPMorgan Chase Bank, N.A. as administrative agent, and the lenders party thereto (the “Fourth Amendment”), which amends the senior revolving credit facility dated as of August 3, 2010 (the “Credit Facility”). On November 3, 2011, PXP entered into definitive purchase and sale agreements to sell all of its working interests in oil and gas properties located in the Texas Panhandle and its conventional natural gas properties in South Texas for $785 million cash (the “Asset Sales”). The Fourth Amendment provides for no reduction in the current $1.8 billion borrowing base in connection with the Asset Sales. The borrowing base is subject to the existing scheduled and interim redetermination provisions in the Credit Facility. The next scheduled redetermination is on or before May 1, 2012. The foregoing description of the Fourth Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Fourth Amendment, which is filed as Exhibit 4.1 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibit

4.1	Amendment No. 4, dated December 8, 2011, to the Amended and Restated Credit Agreement, dated as of August 3, 2010, among Plains Exploration & Production Company, as borrower, each of the lenders that is a signatory thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS EXPLORATION & PRODUCTION COMPANY

Date: December 9, 2011	/s/ Nancy I. Williams
Nancy I. Williams
Vice President—Accounting, Controller and Chief Accounting Officer

EXHIBIT INDEX

4.1	Amendment No. 4, dated December 8, 2011, to the Amended and Restated Credit Agreement, dated as of August 3, 2010, among Plains Exploration & Production Company, as borrower, each of the lenders that is a signatory thereto, and JPMorgan Chase Bank, N.A., as administrative agent.